UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2005

_____________________________________________

instaCare Corp.

(Exact name of registrant as specified in its charter)

_____________________________________________

Nevada	000-33187	91-2105842
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2660 Townsgate Road
Suite 300
Westlake Village, CA	91361
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including are code: (805) 446-1973

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(d) Election of a New Director

On December 15, 2005, the Registrant announced in a press release, attached herewith as exhibit 99, that, Joel V. Brill, M.D. was nominated and elected to serve on the Board of Directors for the Registrant. Mr. Brill's term will continue until the 2006 Annual Meeting of the Stockholders, at which time he will be considered for election.

Joel V. Brill, MD is Chief Medical Officer of Predictive Health, LLC, which performs predictive modeling analysis of medical and pharmaceutical claims data and implements proactive care management solutions for purchasers. His areas of focus include coding and reimbursement methodologies, quality improvement, disease management and pharmaceutical analysis.

Dr. Brill is Board Certified in Internal Medicine and Gastroenterology, and has practiced for two decades in California and Arizona. He has assisted a number of employer groups and payor organizations develop and implement programs to improve patient care. He is on the Editorial Advisory Board of Managed Healthcare Executive, Gastroenterology Coding Alert, Clinical Trial Insights and Internal Medicine Coding Alert, a reviewer for Formulary, and a consultant to the Health Services Advisory Group (HSAG). Dr. Brill has worked extensively with the Centers for Medicare and Medicaid Services (CMS) on coverage and reimbursement issues; and serves on the Blue Shield of California Pharmacy & Therapeutics and HealthNet Infusion Committees. He has held management positions with several managed care companies including Blue Shield of California and Prudential Health Care, and is on the Board of Directors of the American Board of Quality Assurance and Utilization Review Physicians (ABQAURP).

Dr. Brill is a member of the Clinical Practice and Economics Committee for the American Gastroenterological Association (AGA). Dr. Brill represents the AGA at the American Medical Association (AMA) RBRVS Update Committee (RUC), the CPT Editorial Panel, and the Practice Expense Review Committee (PERC). He is the AGA representative to the AMA Physician Consortium for Performance Improvement and the Ambulatory Care Quality Alliance, which are working with CMS to develop pay-for-performance measures. Dr. Brill was appointed to the AMA Work Group on Office-Based Surgery Regulation and the CPT Drug Infusion coding workgroup. In 2004, the AMA presented the Burgess L. Gordon Memorial Award to Dr. Brill for outstanding service to the CPT process. He represents the AGA at the Subspecialty Advisory Group on Socioeconomic Affairs (SAGSA) of the American College of Physicians (ACP) and the Physicians’ EHR Coalition Committee, is a member of the American Society for Gastrointestinal Endoscopy (ASGE) Practice Management Committee, and is a medical consultant to BearingPoint, which is contracted with CMS to develop medication measures for Part D.

Dr. Brill is an Assistant Clinical Professor of Medicine at the University of Arizona School of Medicine, an Adjunct Assistant Professor of Medicine at the Arizona College of Osteopathic Medicine, and a lecturer at the School of Health Management & Policy at the WP Carey School of Business at Arizona State University. Working with the Rural Health Office at the University of Arizona, he played a role in developing a model enabling American Indian tribes to privatize their health care system from the Indian Health Service. Dr. Brill was appointed by the Arizona Board of Regents to the Arizona Area Health Education Centers Commission, and is a member of the Arizona Health Care Cost Containment System (AHCCCS) task force on Health Care Coverage in Arizona.

Dr. Brill received his undergraduate A.B. Biology at the University of California, Los Angeles, and graduated from the Chicago Medical School. He completed his Internship and Residency in Internal Medicine at the UCLA – San Fernando Valley Program, and a fellowship in Gastroenterology at Los Angeles County – USC Medical Center. Dr. Brill completed the Management Program for Health Care Organizations at the UCLA School of Public Health.

Item 9. Exhibits.

99.1 Press Release dated December 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

instaCare Corp.

By:/s/ Keith Berman

Keith Berman, CFO

Date: December 21, 2005